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                                                                    Exhibit 99.1


March 3, 1999
Susan Geanuleas:  312/425-6570

FOR IMMEDIATE RELEASE

                   TRUE NORTH DECLARES FIRST QUARTER DIVIDEND
            --Also Announces Date of Annual Stockholders' Meeting--
                                      and
       --Authorizes Additional Repurchase of Shares of its Common Stock--

CHICAGO--The Board of Directors of True North Communications Inc. (NYSE:TNO), on March 3, 1999, voted a quarterly dividend of $.15 per share, payable on April 1, 1999 to shareholders of record at the close of business on March 18, 1999.

The Board of Directors has called the annual meeting of stockholders of True North Communications Inc. to be held on Wednesday, May 26, 1999 in Chicago.

True North also announced today that its Board of Directors authorized an increase in its previously announced and executed $10,000,000 stock repurchase program. The new program will now allow True North to repurchase an additional $20,000,000 in True North stock.

Stock repurchased under this program would be held as treasury shares for issuance under the Company's stock-based benefit plans. True North has approximately 46.8 million shares of Common Stock outstanding.

True North Communications, the sixth largest marketing communications holding company in the world, has its headquarters in Chicago and serves clients from more than 300 full-service operations in 81 countries. With two global advertising networks, Foote, Cone & Belding Worldwide and Bozell Worldwide, as well as The Diversified Companies Group, True North has annual revenues exceeding $1.2 billion.
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